Exhibit 10.36

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is executed as of June 26, 2006, by and between Novogen Research Pty. Ltd, (“Novogen”), and Natural Alternatives International, Inc. (“NAI”).

WHEREAS Novogen brought a lawsuit (the “Patent Infringement Case”) against NAI in the United States District Court for the Southern District of New York (the “Court”) alleging infringement of United States Patent No. 6,562,380 (“the ‘380 Patent”), Civil Action No. 05-CV 01983 (PKC);

WHEREAS NAI denied the allegations of infringement and raised various affirmative defenses and counterclaims, including noninfringement and invalidity of the ‘380 Patent;

WHEREAS Novogen and NAI wish to resolve the Patent Infringement Case according to the terms set forth in this Settlement Agreement;

NOW, THEREFORE, intending to be bound, for due and adequate mutual consideration, Novogen and NAI agree to the terms and conditions set forth herein:

1. This Settlement Agreement constitutes a full and final settlement of the Patent Infringement Case brought by Novogen against NAI. The parties acknowledge and agree the execution of this Agreement consummates the compromise of disputed claims and is not to be construed as an admission of liability on the part of any party. It is the parties’ desire and intent to effect a final settlement and resolution of existing disputes and claims between the parties arising out of the Patent Infringement Case.

2. NAI agrees to make a cash payment to Novogen of $120,000.00 within 5 days of the execution of this Settlement Agreement.

3. NAI admits, represents and agrees that it has stopped and will not make, use or sell for the duration of the ‘380 Patent any products containing isoflavones derived from red clover with claims to treat, reduce, prevent or ameliorate the symptoms associated with pre-menstrual syndrome or menopause (“Red Clover Products”).

4. NAI presently sells a product called “New and Improved” Menopause Support that contains licorice, hops and soy with claims to treat, reduce, prevent or ameliorate the symptoms associated with pre-menstrual syndrome or menopause (“Present Product”). The Present Product has a label that refers to the Present Product as containing “licorice isoflavones.” There is also related trade and marketing literature for the Present Product that refers to the Present Product as containing “licorice isoflavones.”

5. NAI agrees to sell off or destroy all existing inventories of the Present Product with the labels that refer to the Present Product as containing “licorice isoflavones” and cease distribution of existing promotional materials that refer to the Present Product as containing “licorice isoflavones” by August 1, 2006. On or before August 2, 2006, NAI will provide written confirmation of such events to the individuals identified in Paragraph 22. If NAI fails to sell off or destroy all existing inventories of the Present Product with the labels that refer to the Present Product as containing “licorice isoflavones” or fails to cease distribution of existing promotional materials that refer to the Present Product as containing “licorice isoflavones” by August 1, 2006, NAI will pay Novogen $20,000 within five (5) days of being notified by Novogen.

6. NAI agrees to change all product labeling, promotional magazines and trade literature for its Present Product by August 1, 2006 such that there is no reference to the Present Product as containing “licorice isoflavones,” “hops isoflavones” or similar language stating that the Present Product contains isoflavones derived from licorice or hops.

7. Novogen agrees that it will not assert the ‘380 Patent against NAI’s Present Product provided the labeling and related trade and marketing literature have been changed as specified in paragraph 6.

8. NAI agrees that to the extent that its Present Product contains soy, the soy will be purchased from a Novogen licensed source. As of the date of this Agreement, ADM is the exclusive licensee to the soy rights under the ‘380 Patent. In the event that:

(i) the soy license reverts back to Novogen;

(ii) ADM grants a sub-license; and/or

(iii) Novogen grants further licenses to the soy rights under the ‘380 patent, Novogen will provide notice to NAI pursuant to paragraph 21 of potential additional licensees, if any.

9. NAI is released of any claims for damages, costs, attorney fees and interest as a result of past sales of the Red Clover Products. This Settlement Agreement does not encompass any future license of the ‘380 Patent.

10. NAI agrees not to contest the validity, enforceability or infringement of the claims of the ‘380 Patent that require isoflavones derived from red clover with claims to treat, reduce, prevent or ameliorate symptoms associated with pre-menstrual syndrome or menopause.

11. Simultaneous with the Parties’ execution of this Settlement Agreement the Parties shall authorize their respective attorneys to execute a Consent Judgment and Order of Permanent Injunction, substantially in the form attached hereto as Exhibit A.

12. Counsel for Novogen shall file the Consent Judgment and Order of Permanent Injunction within 5 business days of the execution of this Agreement.

13. The “Effective Date” as that term is used in this Settlement Agreement, shall be deemed to occur when the Court signs the Consent Judgment and Order of Permanent Injunction.

14. As of the Effective Date without further action, Novogen and each of Novogen’s predecessors, successors, parents, subsidiaries, agents, affiliates, divisions, general partners, limited partners, and assigns, together with all of the foregoing entities’ respective officers, directors, employees, shareholders, controlling persons, general partners, limited partners, subsidiaries, affiliates, and parents, including without limitation their respective heirs, executors, attorneys, agents, administrators, successors, and assigns (collectively, “Novogen Releasors”), covenant, represent, and warrant that, except as required by law, Novogen, singly or together, will not file, initiate, join, or pursue, directly or indirectly, on their own behalf or on behalf of, or with any other, entity, any action, claim or other legal proceeding against NAI or any of the NAI’s predecessors, successors, parents, subsidiaries, affiliates, divisions, general partners, limited partners, and assigns, together with all of the foregoing entities’ respective officers, directors, employees, shareholders, controlling persons, general partners, limited partners, subsidiaries, affiliates, and partners, including without limitation their respective heirs, executors, attorneys, agents, administrators, successors, and assigns (collectively, the “NAI Releasees”) claiming infringement, contributory infringement, or inducement of infringement, regarding the Red Clover Products.

15. As of the Effective Date without further action, NAI and each of the NAI’s successors, parents, subsidiaries, agents, affiliates, divisions, general partners, limited partners, and assigns, together with all of the foregoing entities’ respective officers, directors, employees, shareholders, controlling persons, general partners, limited partners, subsidiaries, affiliates, and parents, including without limitation their respective heirs, executors, attorneys, administrators, successors, and assigns (collectively, the “NAI Releasors”) covenant, represent, and warrant that, except as required by law, NAI, singly or together will not file, initiate, join, or pursue, directly or indirectly, on their own behalf or on behalf of, or with any other, entity, any action, claim or other legal proceeding against Novogen or any of Novogen’s predecessors, successors, parents, subsidiaries, affiliates, divisions general partners, limited partners, and assigns, together with all of the foregoing entities’ respective officers, directors, employees, shareholders, controlling persons, general partners, limited partners, subsidiaries, affiliates, and parents, including without limitation their respective heirs, executors, attorneys, agents, administrators, successors, and assigns (collectively, the “Novogen Releasees”) regarding the infringement, validity, or enforceability of the ‘380 Patent claims which require isoflavones derived from red clover with claims to treat, reduce, prevent or ameliorate the symptoms associated with pre-menstrual syndrome or menopause.

16. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective subsidiaries, affiliates, successors and assigns.

17. This Settlement Agreement is to be construed and enforced in accordance with New York law, without reference to the choice of law principles thereof, and all claims relating to this Settlement Agreement shall be brought in the United States District Court for the Southern District of New York.

18. This Settlement Agreement is the product of negotiation and preparation by the Parties and their respective Attorneys. The Parties, therefore, expressly acknowledge and agree that this Settlement Agreement shall be deemed jointly prepared and drafted by all of the Parties, and their attorneys, and shall be construed accordingly.

19. The Parties intend that the terms of this Settlement Agreement comply with all applicable law. If any provisions of this Settlement Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the Parties’ original intent, failing which it shall be severed from this Settlement Agreement with all remaining provisions of this Settlement Agreement continuing in full force and effect.

20. The remedies identified in Paragraph 19 above are not intended to eliminate, and are without prejudice to, any remedy that any Party may otherwise have at law or in equity if any provision of this Settlement Agreement is found to be invalid or unenforceable or in the event of a breach of, a nonperformance of, or a failure to consummate, this Settlement Agreement.

21. Any notice, written confirmation or other correspondence required by this Settlement Agreement shall be sent by facsimile and mail as follows:

If to any Novogen Entity:

Mr. Warren Lancaster

Vice President – Commercial & Corporate Development

Novogen, Inc.

One Landmark Square, Level 2

Stamford, CT 06840

Facsimile: (203) 327-0011

With a copy to:

Porter F. Fleming, Esq.

Frommer Lawrence & Haug LLP

745 Fifth Avenue

New York, New York 10151

Facsimile: (212) 588-0500

If to any NAI Entity:

Randell Weaver

President

1185 Linda Vista Drive

San Marcos, CA 92078

Facsimile: (760) 591-9637

With copies to:

Mark J. Abate, Esq.

Morgan & Finnegan, LLP

3 World Financial Center

New York, New York 10281-2101

Facsimile: (212) 415-8701

and

Randall S. Polcyn

Fisher Thurber LLP

4225 Executive Square, Suite 1600

La Jolla, CA 92037

Facsimile: (858) 535-1616

22. This Settlement Agreement constitutes the entire agreement among the Parties with regard to the subject matter thereof. This Settlement Agreement may not be modified or amended except in a writing signed by the Parties, their authorized counsel, or their successors in interest. This Settlement Agreement supersedes all prior agreements, promises or representations, written or oral, express or implied, between Novogen and NAI regarding the subject matter of the Patent Infringement Case.

23. This Settlement Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original. The executed signature pages from each actual counterpart may be joined together and attached to one such original, which shall constitute one of the same instruments.

24. The Court shall retain jurisdiction over the parties and any matters related to or arising from the interpretation or enforcement of this Settlement Agreement, and the parties waive any objection to such jurisdiction.

25. The parties agree that each will not make, assert or maintain against the other party released in this Agreement any claim, demand, action, suit or proceeding arising out of, relating to or in connection with the matters respectively released herein. This Agreement may be pleaded as a full and complete defense to, and may be used as a basis for an injunction against any action, suit, or other proceeding which may be prosecuted, instituted or attempted by or on behalf of any party in breach of this Agreement.

26. Each party represents and warrants to the other that they have not assigned, hypothecated or transferred or purported to assign, hypothecate or transfer, in whole or in part, to any person, firm, entity, or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released or discharged, and that they respectively have the full right and authority to enter into this Agreement. Each party represents and warrants to the other that it has the power, authority and ability to carry out the obligations assumed and promised in this Agreement and is not presently aware of any pending event which would or could hamper, hinder, delay or prevent the timely performance of its obligations.

27. Each party will bear its respective expenses incurred in connection with the preparation, execution, performance and enforcement of this Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

28. Nothing in this Agreement, whether express or implied, is intended to (a) confer any rights or remedies under or arising by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assignees, (b) relieve or discharge the obligation or liability of any third person to any party to this Agreement, or (c) give any third person any right of subrogation or action over or against any party to this Agreement.

29. The terms of this Settlement Agreement shall be deemed confidential, except as follows: the parties may issue a press release containing the resolution of this action, such press release will be sent to the other side for approval, such approval to be made within 4 business days of receipt of the press release and such approval will not be unreasonably withheld. The parties may also verbally inform employees, customers, potential customers, investors and/or potential inventors that the Patent Infringement Case was settled, and that the terms of the Settlement Agreement are confidential. The confidentiality restrictions shall not apply to 1) disclosure by the parties to their employees, directors, attorneys, accountants, bookkeepers, and agents who have a need to know to comply with accounting, tax, or other legal obligations of the party; 2) disclosure as may be required by law (which could include, by way of example, but without limitation, tax reporting, regulatory requirements, subpoenas, and securities laws); and 3) disclosure as may be necessary to enforce this Settlement Agreement. Regarding disclosures that may be required by law and disclosures that may be necessary to enforce this Settlement Agreement, the parties will take reasonable steps to make such disclosures pursuant to available and appropriate confidentiality protections, including filing this Agreement under seal and to treat each document and the information it contains as confidential business information entitled to protection from disclosure by protective order. Regarding disclosures that may be required by law, the parties will provide each other with the earliest reasonable notice which shall not be less than four (4) days advance notice before making any disclosures that may be required by law. To the extent that NAI may disclose the terms of this Settlement Agreement to the United States Securities Exchange Commission (“SEC”) or in public filings, the parties agree that the terms of this agreement will not be confidential. NAI may choose to disclose the material terms of this Settlement Agreement, including, without limitation, the parties and the amount of the settlement, in a Form 8-K to be filed with the SEC, and may be required to attach the Settlement Agreement in its entirety to NAI’s Form 10-K to be filed in September 2006. Novogen will not oppose such disclosures. Notwithstanding a disclosure permitted by this paragraph, neither Party will knowingly permit, do or commit any act or thing that would degrade, tarnish, deprecate or disparage the other or the public image of the other and each will terminate such activities promptly upon notice.

IN WITNESS WHEREOF, the Parties have executed this Agreement, intending to be legally bound hereby.

Dated: June 26, 2006

Novogen Research Pty. Ltd.

By:
Print Name:
Print Title:

Natural Alternatives International, Inc.

By:	/s/ John Reaves
Print Name:	John Reaves
Print Title:	CFO

this agreement will not be confidential. NAI may choose to disclose the material terms of this Settlement Agreement, including, without limitation, the parties and the amount of the settlement, in a Form 8-K to be filed with the SEC, and may be required to attach the Settlement Agreement in its entirety to NAI’s Form 10-K to be filed in September 2006. Novogen will not oppose such disclosures. Notwithstanding a disclosure permitted by this paragraph, neither Party will knowingly permit, do or commit any act or thing that would degrade, tarnish, deprecate or disparage the other or the public image of the other and each will terminate such activities promptly upon notice.

IN WITNESS WHEREOF, the Parties have executed this Agreement, intending to be legally bound hereby.

Dated: June 23, 2006

Novogen Research Pty. Ltd.

By:	/s/ Christopher Naughton
Print Name:	Christopher Naughton
Print Title:	CEO

Natural Alternatives International, Inc.

By:
Print Name:
Print Title: